CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Registration Statement on Form N-14 of Investment Managers Series Trust of Securian AM Balanced Stabilization Fund, Securian AM Equity Stabilization Fund and Securian AM Real Asset Income Fund, each a series of Investment Managers Series Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 24, 2020